EXHIBIT 15





The Board of Directors
JLG Industries, Inc.

We are aware of the incorporation by reference in the registration statements (Form S-8 No. 33-60366, Form S-8 No. 2-87955 and Form S-8 No. 33-75746) of JLG
Industries, Inc. of our report dated May 13, 1996, except for Note F as to which the date is May 23, 1996, relating to the unaudited condensed consolidated interim financial statements of JLG Industries, Inc. which are included in its Form 10-Q for the quarter ended April 30, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

Ernst & Young LLP

Baltimore, Maryland
May 13, 1996